Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CommunityOne Bancorp and Subsidiaries
Charlotte, North Carolina
We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, 333-187613 and 333-199087) on Form S-8 and the registration statements (Nos. 033-59565, 333-158219, 333-180604, 333-195250 and 333-202617) on Form S-3 of CommunityOne Bancorp and Subsidiaries (the “Company”) of our reports dated March 11, 2016, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
March 11, 2016